Exhibit 10.27

l Van De Graaff Burlington, MA 01803 USA Direct +1 78l-425-4600 Fax +1 781-425-4696

April 20, 2015

Mr. Paul M. Meister

c/o Liberty Lane Partners, LLC

One Liberty Lane

Hampton, NH 03842

Re:	Continued Service on the Board of Directors

Dear Paul:

Further to your continued service on the boards of directors (the “Boards”) of inVentiv Group Holdings, Inc., inVentiv Midco Holdings, Inc., inVentiv Holdings, Inc. and inVentiv Health, Inc. (collectively, the “Companies”), this letter agreement, together with Annex A hereto, sets forth the terms and conditions for your service as a member of the Boards and their committees.

This letter agreement (together with all related incentive plan award agreements) constitutes the entire agreement between you and the Companies in respect of the subject matter contained herein and supersedes all prior agreements, understandings and arrangements, whether oral or written, by any representative of any party hereto in respect of such subject matter.

This letter agreement may not be amended or waived except by an instrument in writing signed by each of the parties to this letter agreement. This letter agreement will be governed by, and construed in accordance with, the internal laws of the State of New York without giving effect to any choice of law principles that would require or permit the application of laws of another jurisdiction. This letter agreement may be executed in any number of counterparts, each of which will be an original, and all of which, when taken together, will constitute one and the same instrument. Delivery of an executed signature page of this letter agreement by facsimile transmission will be effective as delivery of a manually executed counterpart hereof.

[Signature Page Follows]

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Please confirm that the foregoing is our mutual understanding by signing and returning to the Companies an executed counterpart of this letter agreement.

Very truly yours,

By:	/s/ Eric R. Green
Name:	Eric R. Green
Title:	General Counsel and Secretary

Accepted and agreed to as of the date first written above by:

/s/ Paul Meister
Paul Meister

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l Van De Graaff Burlington, MA 01803 USA Direct +l 78l-425-4600 Fax +l 78l-425-4696

Annex A

Terms of Service

Scope

•       Subject to the “Term of Service” paragraph below, you will serve as:

•       Director of the Companies

•       You are expected to attend or participate in all regular and special meetings of the Companies’ board of directors.

•       You agree to comply with all policies and guidelines applicable to directors of the Companies, including the inVentiv Health, Inc. Code of Business Ethics.

Compensation & Expenses

•       You will be reimbursed for reasonable and documented out-of-pocket expenses you incur in connection with serving as a director or a member of any committee of the boards of directors of the Companies, including documented travel expenses incurred to attend meetings incident to your duties and in accordance with the standard practices of the Companies, as in effect from time to time.

•       As compensation for serving as a director of the Companies, from September 24, 2014 and for as long as you serve in that capacity, you will receive an annual fee of $70,000 that will be payable at your direction in equal quarterly installments on the first business day of each calendar quarter.

•       As additional compensation for your services as a director of the Companies, Group Holdings will issue to you the one-time stock option awards as set forth in the forms attached hereto as Annex C.

Indemnity and D&O Insurance

•       That certain Indemnification Agreement dated as of August 4, 2010, by and among the Companies and you, a copy of which is attached hereto as Annex B (the “Indemnification Agreement”), which Indemnification Agreement shall remain in effect in accordance with its terms. The Companies will provide and maintain directors’ and officers’ liability insurance coverage for you in respect of the period for which you are a director of the Companies at such levels, for such risks and subject to such terms, as the Companies provide and maintains such cover for its directors generally. To the extent that these provisions conflict with the provisions contained in the Indemnification Agreement, the Indemnification Agreement shall govern.

Term of Service

•       You will serve as a director of the Companies on an annual basis, subject to your removal, non-reelection or non-reappointment with or without cause in accordance with applicable law and the organizational documents of the

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Companies or your earlier death, permanent disability or resignation.

• Upon any termination of your service as a director of the Companies, you will confirm the foregoing by submitting written confirmation of such resignations to the Companies.

Withholding	• To the extent applicable, all payments hereunder will be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

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PM DIRECTOR LETTER